Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS release

Contact:	Ami Knoefler
Senior Director
Corporate Communications and Investor Relations
510-284-6350 or 510-284-6605

ABGENIX ANNOUNCES 2004 FOURTH QUARTER AND FULL YEAR
FINANCIAL RESULTS

FREMONT, Calif., February 22, 2005 - Abgenix, Inc. (Nasdaq:ABGX) today reported financial results for the fourth quarter and full year ended December 31, 2004.

For the quarter ended December 31, 2004, the company reported a net loss of $42.9 million or $0.48 per share, compared to a net loss of $53.0 million or $0.60 per share for the same period in 2003.  The net loss for the fourth quarter of 2003 included a $7.9 million impairment charge related to an investment.  The company ended 2004 with $416.3 million in cash, cash equivalents and marketable securities.

Revenues for the fourth quarter of 2004 were $5.9 million, compared to $6.4 million for the same period in 2003.  Contract revenues for the quarter ended December 31, 2004 primarily consisted of milestones and fees from technology licensing agreements, including milestones from Human Genome Sciences, Chiron and CuraGen for advancing XenoMouse®-derived antibodies into the clinical phase.  The company’s revenues typically result from milestone payments and fees associated with various collaborations and technology licensing agreements.

Operating expenses for the fourth quarter of 2004 were $47.2 million, compared to $51.8 million for the same period in 2003.  The majority of fourth quarter 2004 research and development costs related to advancement of the company’s proprietary clinical product candidates, including its lead oncology product candidate, panitumumab, and ABX-PTH, an antibody for secondary hyperparathyroidism (SHPT).  Included in both periods were manufacturing start-up costs related to operating the company’s antibody production facility.  A portion of the costs associated with this facility will continue to be classified as manufacturing start-up costs until the facility is operating at normal capacity.

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For the year ended December 31, 2004, the company reported a net loss of $187.5 million, compared to a net loss of $196.4 million for 2003.  Revenues for the year ended December 31, 2004 were $17.8 million, compared to $16.9 million for the full year 2003.  Operating expenses for the year ended December 31, 2004 were $203.4 million, compared to $209.5 million for 2003.  The net loss for 2004 included a $17.2 million charge for the write-off of intangible assets for technology and intellectual property in the field of catalytic antibodies. The net loss for 2003 included a charge of $28.0 million resulting from Abgenix’s cancellation of a manufacturing agreement with Lonza and an impairment charge of $7.9 million associated with an investment made in connection with a collaboration.

Net cash used in operating activities in the fourth quarter of 2004 was $18.8 million.  For the year ended December 31, 2004, net cash used in operating activities was $130.8 million.  Capital spending was $8.6 million for the year ended December 31, 2004.

“In 2004 we made significant progress advancing our lead product candidate panitumumab towards commercialization with our codevelopment partner Amgen.  In addition, we strengthened our balance sheet through a successful convertible note offering and pursued operating efficiencies to help reduce our operating use of cash,” said Bill Ringo, president and CEO of Abgenix.  “We are looking forward to a productive 2005, including a potential BLA filing for panitumumab, data-dependent, towards year-end and additional progress in our proprietary and partner pipelines.  As we continue to evaluate our strategic plans and strengthen our leadership team, we also intend to decrease our operating use of cash in 2005 by continuing to focus on optimizing our efficiency and prudent cost controls.”

Fourth quarter 2004 and recent company highlights include:

•                  The issuance of $300 million principal amount of convertible senior notes, including $75 million representing the initial purchasers’ exercise of their option to purchase additional notes, in a private placement.  The Company has repurchased $86.3 million of its outstanding convertible subordinated notes due March 15, 2007 with a portion of the proceeds of the offering. The Company expects to use the remaining proceeds of the offering for research and development, capital expenditures, working capital and other corporate purposes, which may include further repurchase of the outstanding notes.

•                  Interim data from part one of an ongoing Phase 2 study was presented at the European Society for Medical Oncology’s (ESMO) 29th Congress in Vienna.  The data suggest that panitumumab has activity as a first-line treatment with chemotherapy in patients with metastatic colorectal cancer.  Part 2 of this study (n=24) is ongoing to evaluate safety, pharmacokinetics and efficacy of panitumumab administered with the FOLFIRI regimen (FOLinic acid, Fluorouracil, and IRInotecan), currently the more widely applied of the various irinotecan-based regimens.

•                  Abgenix received several payments from technology licensing partners related to advancement of XenoMouse®-derived antibodies into the clinical phase of development.  These milestones are reflected in fourth quarter 2004 revenues, including milestone payments from:

•                  CuraGen Corporation for the advancement of CR002, a fully human antibody, into a Phase 1 clinical trial.

•                  Human Genome Sciences, Inc. in conjunction with the filing of an Investigational New Drug application (IND) for a fully human monoclonal antibody to the CCR5 receptor.

•                  Chiron Corporation following the filing of an IND for the novel oncology compound CHIR-12.12, a fully human antagonist antibody targeting CD40.

Conference call information

Abgenix will hold a conference call today at 1:30 p.m. PT, 4:30 p.m. ET, to discuss financial results. To participate in the teleconference, please dial 800-638-4817 fifteen minutes before the conference begins. International callers should dial 617-614-3943. The pass code is 30874380. The call will also be webcast live at www.abgenix.com. A replay of the call will be available until March 8, 2005 on the company’s website or by dialing 888-286-8010. International callers should dial 617-801-6888. The replay participant code is 61046372.

About Abgenix

Abgenix is a biopharmaceutical company focused on the discovery, development and manufacturing of human therapeutic antibodies. The company’s antibody development platform includes a leading technology and state-of-the-art manufacturing capabilities that enable the rapid generation, selection and production of high affinity, fully human antibody product candidates to a variety of disease targets. Abgenix leverages its leadership position in human antibody technology to build a diversified product portfolio through its own development efforts and the establishment of collaborations with multiple pharmaceutical and biotechnology companies. For more information on Abgenix, visit the company’s website at www.abgenix.com.

This press release contains forward-looking statements about Abgenix’s technologies, product development activities, clinical trials and clinical trial results, the potential submission of a biologic license application for panitumumab, collaborative arrangements, process sciences and manufacturing activities, projected financial and operating results, use of proceeds from its convertible senior notes and achievement of milestone or similar payments or other revenues.  Such statements are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with conducting clinical trials, the progress of research and product development programs, product manufacturing, regulatory approval processes and meeting requirements for regulatory approval, competitive products and services, capital requirements and the extent and breadth of Abgenix’s patent portfolio, and other factors set forth in Abgenix’s public filings with the Securities and Exchange Commission, including the risks described in Abgenix’s quarterly report on Form 10-Q for the quarter ended September 30, 2004 and annual report on Form 10-K for the year ended December 31, 2003.  Abgenix is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements.

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CONSOLIDATED STATEMENT OF OPERATIONS DATA (in thousands except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(unaudited)		(unaudited)	*
Revenues:
Contract revenue	$5,557	$6,389	$16,070	$16,852
Contract manufacturing revenue	370	—	1,695	—
Total revenues	5,927	6,389	17,765	16,852

Operating expenses:
Cost of goods manufactured	370	—	2,227	—
Research and development	30,175	31,659	124,758	98,159
Manufacturing start-up costs	8,943	9,346	25,430	72,473
General and administrative	6,233	9,027	27,271	30,209
Amortization of intangible assets	1,441	1,792	6,465	7,190
Impairment of intangible assets	—	—	17,241	1,443
Total operating expenses	47,162	51,824	203,392	209,474
Loss from operations	(41,235)	(45,435)	(185,627)	(192,622)

Other income (expense):
Interest and other income (expense), net	551	1,943	5,382	9,953
Interest expense	(2,185)	(1,651)	(7,233)	(5,784)
Impairment of investments	—	(7,892)	—	(7,892)
Total other expense	(1,634)	(7,600)	(1,851)	(3,723)
Loss before income tax expense	(42,869)	(53,035)	(187,478)	(196,345)
Foreign income tax expense	—	—	—	84
Net loss	$(42,869)	$(53,035)	$(187,478)	$(196,429)
Basic and diluted net loss per share	$(0.48)	$(0.60)	$(2.11)	$(2.23)
Shares used in computing basic and diluted net loss per share	89,009	88,175	88,710	87,930

CONSOLIDATED BALANCE SHEET DATA (in thousands)	December 31, 2004	December 31, 2003
	(unaudited)	*
Cash, cash equivalents and marketable securities	$416,329	$347,763
Other current assets	19,187	17,816
Total current assets	435,516	365,579
Property and equipment, net	223,004	246,277
Long-term investments	23,300	20,695
Intangible assets, net	94,790	118,496
Deposits & other assets	36,108	29,146
Total assets	$812,718	$780,193
Deferred revenue	$11,692	$10,919
Other current liabilities	23,257	50,368
Total current liabilities	34,949	61,287
Convertible notes	463,630	200,000
Deferred rent	7,519	6,153
Other long-term liabilities	25,626	—
Redeemable convertible preferred stock	49,869	99,737
Stockholders’ equity	231,125	413,016
Total liabilities and stockholders’ equity	$812,718	$780,193

*  Derived from the December 31, 2003 audited financial statements.

Note:  Certain amounts have been reclassified to conform to the current year presentation.